EXHIBIT 15(b)

                            SHAREHOLDER SERVICES PLAN

                             Aetna Series Fund, Inc.
                                     Class B


This Shareholder Services Plan (the "Plan") is adopted by AETNA SERIES FUND, INC. (the "Fund"), a Maryland corporation, on behalf of the Class B shares of each of its Series as set forth in Appendix A ("Series"), as amended from time to time, subject to the following terms and conditions:

Section 1.      Annual Fees.

Service Fee. The Series will pay to the underwriter of its shares, Aetna Investment Services, Inc. (the "Underwriter"), a Connecticut corporation, a service fee under the Plan at the annual rate of 0.25% (0.10% for Aetna Money Market Fund) of the average daily net assets of the Series attributable to Class B of the Series (the "Service Fee").

Adjustment to Fees. The Service Fee may be reduced if approved by the Underwriter and the Board of Directors of the Fund (the "Board") in the manner specified in Section 3 of this Plan.

Payment of Fees. The Service Fee will be calculated daily and paid monthly by the Series at the annual rate indicated above.

Section 2.      Expenses Covered by the Plan.

The Service Fee may be used by the Underwriter primarily to pay selling dealers and their agents for servicing shareholder accounts, including a continuing fee which shall begin to accrue immediately after the sale of such shares.

The amount of the Service Fee is not related directly to expenses incurred by the Underwriter, and this Section 2 does not obligate the Series to reimburse the Underwriter for such expenses. The Service Fee will be paid by the Series to the Underwriter unless and until (a) the Plan is terminated in accordance with
Section 5 hereof; or (b) the Plan is not renewed with respect to the Series or Class B pursuant to Section 4 hereof. Any service expenses in excess of the Service Fee which the Underwriter has incurred on behalf of a Series and accrued through the termination date are the sole responsibility and liability of the Underwriter and are not an obligation of the Series.


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Section 3.      Approval of Directors.

Neither the Plan nor any related agreements will take effect until approved by a majority of both (a) the Board of the Fund and (b) those Directors who are not interested persons of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to it (the "Qualified Directors"), cast in person at a meeting called for the purpose of voting on the Plan and the related agreements.

Section 4.      Continuance of the Plan.

The Plan shall become effective at the close of business on the date indicated below, and shall remain in force and effect through December 31, 1997, unless earlier terminated. Following the expiration of its initial term, the Plan shall continue in force and effect for a one year period, provided such continuance is specifically approved at least annually:

       1. (a) by the a majority of the members of the Board, or (b) by vote of a majority of the Series' outstanding voting securities (as defined in Section 2(a)(42) of the 1940 Act); and
       2. by vote of a majority of the Qualified Directors by votes cast in person at a meeting specifically called for such purpose.

Section 5.      Termination.

The Plan may be terminated at any time with respect to Class B of the Series, without the payment of any penalty, (a) by the vote of a majority of the outstanding voting securities of Class B of the Series, or (b) by a vote of a majority of the Qualified Directors.

Section 6.      Amendments.

The Plan may not be amended with respect to Class B of the Series so as to increase materially the amounts of the Service Fee described in Section 1 above unless the amendment is approved by a vote of the holders of at least a majority of the outstanding voting securities of Class B of the Series. No material amendment to the Plan may be made unless approved in the manner described in
Section 3 above.

Section 7.      Selection of Certain Directors.

While the Plan is in effect, the selection and nomination of the Fund's Directors who are not interested persons of the Fund will be committed to the discretion of the Directors then in office who are not interested persons of the Fund.


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Section 8.      Written Reports.

In each year during which the Plan remains in effect, any person authorized to direct the disposition of monies paid or payable by the Series pursuant to the Plan, or any related agreement, will prepare and furnish to the Board, and the Board shall review, at least quarterly, written reports setting out the amounts expended under the Plan and the purposes for which those expenditures were made.

Section 9.      Preservation of Materials.

The Fund will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 8 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

Section 10.     Meanings of  Certain Terms.

As used in the Plan, the terms "interested person" and "majority of the outstanding voting securities" will be deemed to have the same meaning ascribed to those terms under the Investment Company Act of 1940.


IN WITNESS WHEREOF, the Fund, on behalf of the Class B Shares of each of its Series, has executed this Plan as of this 1st day of August, 1997.


                                            AETNA SERIES FUND, INC.
                                            on behalf of the Class B Shares
                                            of each of its Series



                                            By /s/Shaun P. Mathews
                                               ---------------------------------
                                               Shaun P. Mathews, President



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                                   APPENDIX A
                                   ----------

                                 August 1, 1997


Aetna Bond Fund
The Aetna Fund
Aetna Money Market Fund
Aetna Growth and Income Fund
Aetna International Growth Fund
Aetna Government Fund
Aetna Growth Fund
Aetna Small Company Fund
Aetna Ascent Fund
Aetna Crossroads Fund
Aetna Legacy Fund
Aetna Index Plus Fund

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